EXHIBIT 99.1

Press Release

Date:         November 22, 2011
Contact:    Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Acting President and CEO Steven R. Horton Retires

Seattle -The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the retirement of Acting President and Chief Executive Officer (CEO) Steven R. Horton, effective November 18, 2011.
The Seattle Bank's Board of Directors is currently engaged in a search for a permanent president and CEO, and a committee composed of four of the Seattle Bank's executive officers will lead the organization until a permanent CEO is named. The committee members include: Vincent L. Beatty, senior vice president, chief financial officer and acting chief operating officer; Mike E. Brandeberry, senior vice president, chief counsel and corporate secretary; Christina J. Gehrke, senior vice president, chief accounting and administrative officer; and John F. Stewart, senior vice president and chief risk officer.
“We sincerely appreciate Steve's many years of service to the Seattle Bank cooperative,” stated Seattle Bank Chairman William V. Humphreys. “In particular, his leadership as acting president and CEO over the past year has provided a positive and stabilizing influence for our organization and our membership during what has been a challenging time for our economy, our industry, and the cooperative.”
Mr. Horton has served as the Seattle Bank's acting president and CEO since October 25, 2010, and served as senior vice president and chief operating officer from May 2009 through October 2010. From July 2005 to May 2009, he was the bank's chief risk officer. Mr. Horton first joined the Seattle Bank in 1986.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.
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